Exhibit 99.1
For Immediate Release: Oct. 15, 2014
GM Delivers its Best Third Quarter Global Sales Since 1980

•	Chevrolet up 9 percent in North America

•	Cadillac up 63 percent in China

•	Buick global sales up 7 percent
DETROIT - General Motors Co. (NYSE: GM) sold 2,449,595 vehicles around the world in the third quarter of 2014, up 2 percent compared with a year ago. It was the company’s best third quarter since 1980. In the first nine months of 2014, GM sold 7,371,743 vehicles, up 2 percent.
Third quarter sales in the United States and China, the company’s two largest markets, were up 8 percent and 14 percent, respectively. Year to date, sales in the United States and China were up 4 percent and 12 percent, respectively.

GM is on track to surpass sales of 3 million vehicles in China for the second consecutive year and the company expects to top last year’s record sales of 3.16 million vehicles. During September, GM’s cumulative sales in China surpassed 20 million vehicles.

“GM delivered its best third quarter global sales in 34 years thanks to solid growth in the United States and China, and steady improvement in Opel’s market share,” said GM CEO Mary Barra. “We have launches now underway, including the Chevrolet Colorado and GMC Canyon in North America, the Opel/Vauxhall Corsa in Europe, and the Buick Envision and Cadillac ATS-L in China, that will keep our momentum going.”

Highlights (vs. 2013)

•
Chevrolet had record sales in China in the third quarter, up 13 percent to 169,830 units. For the first nine months of year, the brand is up 7 percent to a record 505,316 units. September was Chevrolet’s best month ever in China.

•	Calendar year to date, Chevrolet sales in South Korea are at record levels.

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The success of the new Chevrolet Silverado and GMC Sierra helped GM increase its estimated share of the U.S. retail market for large pickups from 35.8 percent in the first quarter of 2014 to 37.4 percent in the second quarter and 37.9 percent in the third quarter.

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Buick’s global sales were up 7 percent in the third quarter to 284,540 units and they are up 11 percent calendar year to date to 858,046 units, driven by strong growth in the United States and China. Buick’s China sales were up 8 percent in the quarter to 220,578 units and they were up 11 percent to 670,999 units in the first nine months of the year.

•
In China, combined, sales of small SUVs - the Buick Encore, Chevrolet Trax and Captiva - were up 90 percent in the third quarter. In the United States, the Buick Encore has been the best-selling vehicle in its segment for six months in a row. The Chevrolet Trax will launch in the United States in early 2015.

•
Cadillac’s global sales were up 4 percent in the third quarter and they are up 9 percent year to date, driven by strong growth in China. Cadillac’s China sales were up 48 percent in the quarter to 18,665 units and they were up 63 percent to 52,425 units in the first nine months of the year.

•	Opel/Vauxhall gained market share in 11 European countries in the first nine months of this year, including Germany, where the brand earned 7 percent of the market, up 0.3 points.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the

Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

# # #
CONTACT:
Jim Cain
GM Communications
313-407-2843
james.cain@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

	Q3 '14			2014 Calendar Year-to-Date
Region	Total Sales	YOY Change	Pct Change	Total Sales	YOY Change	Pct Change
GM North America	884,435	76,529	9.5%	2,558,869	109,424	4.5%
GM Europe	284,479	(59,184)	(17.2)%	958,047	(100,057)	(9.5)%
GM South America	216,942	(55,579)	(20.4)%	642,216	(127,506)	(16.6)%
GM International	213,891	(13,857)	(6.1)%	631,481	(29,594)	(4.5)%
GM Greater China	849,848	104,822	14.1%	2,581,130	268,712	11.6%
Total	2,449,595	52,731	2.2%	7,371,743	120,979	1.7%

	Q3 '14			2014 Calendar Year-to-Date
Top Five Markets	Total Sales	YOY Change	Pct Change	Total Sales	YOY Change	Pct Change
China	849,848	104,822	14.1%	2,581,130	268,712	11.6%
United States	752,020	54,907	7.9%	2,207,888	90,429	4.3%
Brazil	138,798	(32,033)	(18.8)%	418,026	(58,298)	(12.2)%
United Kingdom	75,426	(2,387)	(3.1)%	235,720	3,320	1.4%
Canada	70,639	12,114	20.7%	189,287	9,364	5.2%

	Q3 '14			2014 Calendar Year-to-Date
Sales by Brand	Total Sales	YOY Change	Pct Change	Total Sales	YOY Change	Pct Change
Chevrolet	1,189,897	(58,048)	(4.7)%	3,559,412	(187,590)	(5.0)%
Opel/Vauxhall	257,926	3,629	1.4%	832,189	24,170	3.0%
Buick	284,540	18,576	7.0%	858,046	81,540	10.5%
Cadillac	69,608	2,705	4.0%	194,614	15,742	8.8%
All Others	647,624	85,869	15.3%	1,927,482	187,117	10.8%

Notes:
GM North America = United States, Canada, Mexico, and other North American markets
GM Europe = Western, Central and Eastern Europe
GM International = Asia-Pacific, Africa and the Middle East*
GM China = China
*Cuba, Iran, North Korea, Syria and Sudan are excluded from sales volume calculations.